EXHIBIT 15.1


June 14, 2002

To the Board of Directors of
Columbia National Incorporated
Columbia, Maryland

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial information of Columbia National, Incorporated and subsidiaries for the three month period ended March 31, 2002, as indicated in our report dated June 13, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the American Home Mortgage Holdings, Inc. Form 8-K filed with the Securities and Exchange Commission on June 14, 2002, is being incorporated by reference in the American Home Mortgage Holdings, Inc. Registration Statement Form S-3 (File No. 333 - 71386) dated October 23, 2001.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the American Home Mortgage Holdings, Inc. Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Princeton, New Jersey